CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614

Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES SUPPLY AGREEMENT WITH TIER ONE AUTOMOTIVE SUPPLIER

Norton, Massachusetts, March 27, 2012. CPS Technologies Corporation (OTCBB: CPSH), a provider of advanced material solutions, announces it has entered into a multi-year supply agreement with a major tier one automotive supplier for the supply of AlSiC pin fin coolers. Under the Agreement, CPS will supply the tier one automotive supplier with certain AlSiC pin fin coolers used in motor control modules for hybrid and electric automobiles through the end of 2015. The Agreement stipulates prices, however unit volumes are not guaranteed. Based on stipulated prices and non-binding customer forecasts of unit volumes, sales from CPS to the tier one automotive supplier of components covered by the Agreement over the four year period are currently forecast to be approximately $45-50 million.

“This Agreement is another validation of the significant advantages of our AlSiC pin fin coolers and baseplates in ensuring reliability in motor control applications for hybrid and electric passenger vehicles,” said Grant Bennett, CEO.

CPS has been shipping modest preproduction quantities of the components covered by this Agreement for several quarters, and is doing so today. Development activities for the components have been underway for several years. Production quantities under the Agreement are forecast to ramp in the 3rd and 4th quarter of this year and forecasts show demand increasing in 2013.

CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems. CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines. They are also used as heatspreaders in internet switches, routers and high-performance microprocessors.